Exhibit 10.2

Compensation Arrangement between Summit Materials Holdings L.P.

and John Murphy, Interim Chief Financial Officer

Effective July 1, 2013 and through October 14, 2013, John R. Murphy served as Interim Chief Financial Officer while the Company conducted a search for a Chief Financial Officer. Compensation to Mr. Murphy for his service as Interim Chief Financial Officer, and for his consulting services for a one month transition period ending November 14, 2013, equals $446,500 per annum (or $37,208 per month). Mr. Murphy will continue to serve as a director and chairman of the audit committee of the board of directors of the general partner of Summit Materials Holdings L.P.